Exhibit 99.1

(1) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse AG (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking Division (the “Investment Banking Division”) and the Alternative Investments business (the “AI Business”) and U.S. private client services business (the “U.S. PCS Business”) within the Private Banking and Wealth Management Division (collectively, the “Reporting Person”).  The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.  The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, NY 10010.

Pursuant to investment advisory agreements with Credit Suisse First Boston Equity Partners, L.P. (“CSFB-EP”), Credit Suisse First Boston Equity Partners (Bermuda), L.P. (“CSFB Bermuda”) and Credit Suisse First Boston U.S. Executive Advisors, L.P. (“CSFB U.S.”), Credit Suisse First Boston Advisory Partners, LLC, a Delaware limited liability company (“CSFB Advisory”), makes all investment decisions for CSFB-EP, CSFB Bermuda and CSFB U.S., including the decision to buy, sell or hold securities which comprise the assets of each of these entities.  In addition, each of EMA Private Equity Fund 1999, L.P. (“EMA Private 1999”) and Credit Suisse First Boston Finders & Screeners, L.P. (“CSFB Finders”) must invest in and dispose of its portfolio securities pro rata simultaneously with CSFB-EP pursuant to the relevant limited partnership agreement.  CSFB Advisory is a wholly-owned subsidiary of the Bank.  The principal business office of each of CSFB Advisory, CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Private 1999 and CSFB Finders is Eleven Madison Avenue, New York, New York 10010.

The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland.  CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.  The Bank is comprised of the Investment Banking Division and the Private Banking and Wealth Management Division.  The Investment Banking Division provides a broad range of financial products and services, including global securities sales, trading and execution, prime brokerage and capital raising services, corporate advisory and comprehensive investment research, with a focus on businesses that are client-driven, flow-based and capital-efficient.  Clients include corporations, governments, institutional investors, including hedge funds, and private individuals around the world.  The Private Banking & Wealth Management Division offers comprehensive advice and a wide range of financial solutions to private, corporate and institutional clients.  The Private Banking & Wealth Management Division comprises the Wealth Management Clients, Corporate & Institutional Clients and Asset Management businesses.  Wealth Management Clients serves ultra-high-net-worth and high-net-worth individuals around the globe and private clients in Switzerland.  The Corporate & Institutional Clients business serves the needs of corporations and institutional clients, mainly in Switzerland.  Asset Management offers a wide range of investment products and solutions across asset classes and all investment styles, serving governments, institutions, corporations and individuals worldwide.

The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.  CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person.  CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business)) may beneficially own securities to which this Form 3 relates and such securities are not reported in this Form 3.  CSG disclaims beneficial ownership of securities beneficially owned by its direct and indirect subsidiaries, including the Reporting Person.  The Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business) disclaims beneficial ownership of securities beneficially owned by the Reporting Person.  The Reporting Person disclaims beneficial ownership of securities beneficially owned by CSG and the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business).

(2) The Series Four Senior Preferred Stock has no expiration date.  Each share of Series Four Senior Preferred Stock will convert automatically into one share of Common Stock of the Issuer upon the closing of the initial public offering of the Issuer, without payment of further consideration.

(3) Consists of (a) 216,209 shares held by CSFB-EP; (b) 60,436 shares held by CSFB Bermuda; and (c) 208 shares held by CSFB U.S.

(4) The Series Five Junior Preferred Stock has no expiration date.  Each share of Series Five Junior Preferred Stock will convert automatically into one share of Common Stock of the Issuer upon the closing of the initial public offering of the Issuer, without payment of further consideration.

(5) Consists of (a) 1,543,400 shares held by CSFB-EP; (b) 431,419 shares held by CSFB Bermuda; (c) 1,489 shares held by CSFB U.S.; (d) 3,487 shares held by EMA Private 1999; and (e) 234 shares held by CSFB Finders.